ASSET PURCHASE AGREEMENT

    ASSET PURCHASE AGREEMENT dated as of August 3, 1998 by and among MATEC INSTRUMENTS, INC. and MATEC APPLIED SCIENCES, INC., Delaware corporations with a place of business at 56 Hudson Street, Northborough, Massachusetts 01532 (the Seller), and NORTHBORO ACQUISITION CORP., a Massachusetts corporation with a place of business at 56 Hudson Street, Northborough, Massachusetts 01532 (the Buyer).
                               WITNESSETH:

    WHEREAS, the Seller desires to sell to the Buyer, and the Buyer desires to purchase from the Seller, certain assets of the Seller, all upon the terms and conditions hereinafter set forth;

    NOW, THEREFOR, in consideration of the mutual covenants and agreements contained herein, the parties hereto do hereby agree as follows:

    1. Certain Definitions. As used in this agreement, the following terms shall have the meanings set forth below.

       "Affiliate" shall mean, with respect to any Person, any Person which directly or indirectly controls, is controlled by or is under common control with such Person.

       "Agreement" shall mean this Asset Purchase Agreement and all Schedules and Exhibits hereto, as the same may from time to time be amended.

       "Assumed Liabilities" shall be the liabilities of the Seller shown or reflected on the Updated Base Balance Sheet which are outstanding at the time of the Closing Date and do not constitute Retained Liabilities, together with the liabilities set forth in Exhibit A hereof.

       "Base Balance Sheet" shall mean the internally prepared balance sheet of the Seller dated July 5, 1998, attached hereto as Exhibit B.

       "Business Property Rights" shall mean and include all of the Sellers right, title and interest in and to the name Matec Instruments and Matec Applied Sciences, Inc. subject to the restrictions set forth in Section 9 herein and any other corporate or trade names used by the Seller, together with all trademarks, copyrights, patents, intellectual property, and all other intangible personal property owned by the Seller.

       "Closing Date" shall mean a date on or after the conditions specified in Sections 12 and 13 hereof have been satisfied or waived, but in no event later than August 3, 1998, or such other date as may be agreed to by the parties to this Agreement.

       "Financial Statements" shall mean the financial statements of the Seller as and for the calendar year ending December 31, 1997 and as of the second quarter ending July 5, 1998 (including the balance sheet, the related statements of operations, retained earnings and cash flows).

       "Intellectual Property" shall have the meaning ascribed in
Section 10(k) of this Agreement.

       "Litigation Expense" shall mean any expenses reasonably incurred in connection with investigating, defending or asserting any claim, action, suit or proceeding incident to any matter indemnified against under this Agreement, including, without limitation, court filing fees, court costs, arbitration fees or costs, witness fees, and fees and disbursements of legal counsel, investigators, expert witnesses, accountants and other professionals.

       "Loss" shall mean any loss, obligation, claim, liability, settlement payment, award, judgment, fine, penalty, interest charge, expense, damage or deficiency or other charge, other than Litigation Expense.

       "Net Book Value of the Purchased Assets" shall mean the book value of the Purchased Assets as set forth in the Base Balance Sheet less all Assumed Liabilities.

       "Person" shall mean and include an individual, a corporation, a partnership, a limited liability company, a limited liability partnership, a joint venture, a trust, an unincorporated association, a government or political subdivision or agency thereof or any other entity.

       "Purchased Assets" shall have the meaning given that term in
Section 2(a) hereof and more specifically set forth in Exhibit A hereto.

       "Retained Assets" shall have the meaning given that term in
Section 2(a) hereof.

       "Retained Liabilities" shall mean all notes payable and all liabilities of the Seller of whatever nature which are not specifically Assumed Liabilities, including, but not limited to, the liabilities described in Exhibit C hereto.

       "Taxes" shall mean all federal, state, local, foreign, and other taxes, including, without limitation, income taxes, estimated taxes, alternative minimum taxes, excise taxes, sales taxes, use taxes, value-added taxes, gross receipts taxes, franchise taxes, capital stock taxes, employment and payroll-related taxes, withholding taxes, stamp taxes, transfer taxes, windfall profit taxes, environmental taxes and property taxes, whether or not measured in whole or in part by net income, and all deficiencies, or other additions to tax, interest, fines and penalties owed by it, required to be paid by it through the date hereof whether disputed or not.

       "Updated Base Balance Sheet" shall mean the Base Balance Sheet brought current through the Closing Date in accordance with generally accepted accounting principles consistently applied and the historical accounting practices of the Seller as of the Closing Date and as agreed to by the Buyer and the Seller.

       2.  Purchase and Sale of Assets

           (a) Sale of Assets. Subject to the provisions of this Agreement, Seller agrees to sell and Buyer agrees to purchase, at the Closing Date, all of the properties, assets and business of Seller of every kind and description, tangible and intangible, real, personal or mixed, and wherever located, including, without limitation, all assets shown or reflected in the Updated Base Balance Sheet of Seller and described on Exhibit D attached hereto and incorporated herein, and all of Sellers good will and the exclusive right to use the name of Seller as all or part of a trade or corporate name; provided, however, notwithstanding any other provision of this Agreement or any Exhibit hereto, there shall be excluded from such purchase and sale the following property:

                   (i) Assets and property disposed of since the date of the Base Balance Sheet in the ordinary course of business and such other assets as have been or are disposed of pursuant to this Agreement; and

                  (ii) Leasehold improvements made by Seller to the land and/or buildings known as and located at 56 Hudson Street, Northborough, Massachusetts, in an amount estimated to be $65,000.00;

                 (iii) Sellers stock record books, corporate record books containing minutes of meetings of directors and stockholders and such other records as have to do exclusively with Sellers organization or stock capitalization (collectively, the Corporate Records);

                 (iv) The assets and property described in Exhibit E hereto.

      The assets, property and business of Seller to be sold to and purchased by Buyer under this Agreement are hereinafter sometimes referred to as the Purchased Assets. The assets and property described above not purchased by Buyer and retained by Seller are collectively referred to as the Retained Assets.

       (b) Assumption of Liabilities. Upon the sale and purchase of the Purchased Assets, Buyer shall assume and agree to pay or discharge when due in accordance with their respective terms all Assumed
Liabilities; provided, however, that notwithstanding any other provision of this Agreement or any Exhibit hereto Buyer shall not assume and shall not pay any of the Retained Liabilities.

       The assumption of the Assumed Liabilities shall not enlarge any rights of third parties under contracts or arrangements with Buyer or Seller and nothing herein shall prevent any party from contesting in good faith with any third party any of said Liabilities.

       3. Purchase Price. In consideration of the sale by Seller to Buyer of the Purchased Assets, subject to the assumption by Buyer of the Assumed Liabilities and the satisfaction of all of the conditions contained herein, Buyer shall pay to Seller the sum equal to the Net Book Value of the Purchased Assets as of the Closing Date initially based on the Base Balance Sheet plus Two Hundred Fifty Thousand Dollars ($250,000.00) (the Purchase Price). The Net Book Value of the Purchased Assets portion of the Purchase Price shall be paid to Seller by federal wire transfer or by bank cashiers check and the balance of the Purchase Price ($250,000.00) shall be paid by delivery to Seller of Buyer's junior subordinated promissory note (the Note) in
substantially the form as attached hereto as Exhibit F.   Within
fifteen (15) business days following the Closing Date, the Net Book Value of the Purchased Assets shall be recalculated based upon the Updated Base Balance Sheet, and any adjustment in said value from that paid by Buyer as of the Closing Date shall be paid by the appropriate party by federal wire transfer or bank cashiers check. The Note shall be subordinated to Buyer's commercial financing on terms and conditions reasonably acceptable to said lending institution. The Note shall be secured by a security interest in the assets of the Buyer subordinate to Buyers commercial lender and shall be personally guaranteed by the Stockholders of Buyer in proportion to their respective ownership interests in the Buyer.

       4. Royalty Agreement. Buyer shall grant to Seller a royalty on all sales of products of the Buyer equal to one and one-half (1.5%) percent of sales for a defined period of time, all as to be more fully set forth in a Royalty Agreement to be executed as of the Closing Date.

      5. Further Assurances. Seller from time to time after the Closing at the request of Buyer and without further consideration shall execute and deliver further instruments of transfer and assignment and take such other action as Buyer may reasonably require to more effectively transfer and assign to, and vest in, Buyer each of the Purchased Assets. Nothing herein shall be deemed a waiver by Buyer of its right to receive at the Closing an effective assignment of each of the leases, contracts, commitments or rights of Seller as otherwise set forth in this Agreement.

       6. Allocation of Purchase Price. Within sixty (60) days of the Closing, Buyer and Seller shall allocate the purchase price (and all other capitalized costs) among the Purchased Assets. Such allocation shall be made in accordance with the provisions of Section 1060 of the Internal Revenue Code of 1986, as amended (the Code), and shall be binding upon Buyer and Seller for all purposes (including financial accounting purposes, financial and regulatory reporting purposes and tax purposes). Buyer and Seller also each agree to file IRS form 8594 consistently with the foregoing and in accordance with
Section 1060 of the Code.

       7. Assumption of Warranty Claims. A description of the existing warranty claims currently being serviced by the Seller and for which the Seller has received notice is set forth in Exhibit E. From and after the Closing Date, Buyer shall provide all required warranty service on systems sold by the Seller prior to the Closing Date. A warranty reserve shall be created in the amount of $35,000.00 and reflected in the Updated Base Balance Sheet in order to compensate

Buyer for said assumption. To the extent such a reserve does not appear on the Base Balance Sheet, an adjustment to the Purchase Price shall be made as of the Closing Date in anticipation of such reserve appearing on the Updated Base Balance Sheet.

       8.  Instruments of Transfer; Payment of Purchase Price.

           (a) Sellers Deliveries. At the Closing, the Seller shall deliver the following to the Buyer, each of which shall be in form reasonably satisfactory to the Buyer:

                (i)  bills of sale for the Purchased Assets;

               (ii) instruments of transfer reasonably necessary to transfer to the Buyer all of the Sellers rights to any licenses, permits, and Business Property Rights and Intellectual Property included as Purchased Assets;

              (iii) Certificate of Good Standing for the Seller from the Secretary of State for the State of Delaware and the Secretary of State for the Commonwealth of Massachusetts and the Department of Revenue;

              (iv)  tax waiver for the Seller;

               (v) Secretary's Certificate regarding the due authority of persons executing documents on behalf of the Seller;

              (vi)  legal opinion of the Sellers counsel in
substantially the form attached hereto as Exhibit G;

             (vii)  Certificate as to the Sellers compliance with
Section 12(b) and Section 14(a) and (b) of this Agreement;

            (viii)  permission letter for use of the names Matec
Instruments and Matec Applied Sciences;
              (ix) Articles of Amendment changing Sellers name as more fully described in Section 9 herein; and

               (x) such other instrument or instruments of transfer, in such form as shall be reasonably necessary or appropriate to vest in the Buyer all of the Sellers right, title and interest to the Purchased Assets and to carry out the terms of this Agreement.

           (b) Buyer's Deliveries. At the Closing, the Buyer shall deliver the following to the Seller, each of which shall be in form reasonably satisfactory to the Seller:

                (i) federal wire transfer or certified or bank check of immediately available funds for an aggregate amount equal to the cash portion of the Purchase Price;

               (ii) the Note;

              (iii)  a Security Agreement and UCC-1 Financing
Statements to effectuate the security interest described in Section 3 hereof;

               (iv) the pro rata guaranties of the Shareholders of the Buyer;

                (v)  Certificate of Legal Existence for the Buyer;

               (vi) legal opinion of Buyers counsel in substantially the form attached hereto as Exhibit H;

              (vii) Certificate as to the Buyers compliance with Sections 13(a) and 13(b) of this Agreement;

             (viii) Clerks Certificate regarding the due authority of persons executing documents on behalf of the Buyer;

               (ix)  the Royalty Agreement referred to in Section 4;

                (x) an assignment and assumption agreement pursuant to which Buyer assumes the Assumed Liabilities and Seller retains the Retained Liabilities;

               (xi) a certificate or certificates, executed by each of the stockholders of the Buyer, as to each of their knowledge of each matter in this Agreement which is qualified by reference to the Sellers knowledge (and the Seller shall be entitled to rely on such certificate(s) in making any representations, warranties or other statements in this Agreement or otherwise, on the date hereof, on the Closing Date or otherwise, which is qualified by reference to the Sellers knowledge; provided, however, that the Seller shall not be entitled to rely on such certificate(s) with regard to any fact as to which Ted Valpey or Mike Kroll has knowledge to the contrary);

             (xii)  an undertaking, executed by each of the
stockholders of the Buyer, that each of such stockholders will use their commercial reasonable efforts to cause each of the conditions to the Buyers obligations under this Agreement to be satisfied on or before August 3, 1998; and

            (xiii) such other instrument or instruments in such form as shall be reasonably necessary or appropriate to carry out the terms of this Agreement.

       9. Use of Name. The Seller agrees that from and after the Closing Date, neither the Seller nor any Affiliate thereof shall use the name Matec Instruments or Matec Applied Sciences, except as specifically provided herein. The Seller, as a corporation, may continue to utilize the name Matec Instruments or Matec Applied Sciences for the sole purpose of winding up its business affairs, provided that in no event shall it use the name for longer than twelve
(12) months following the Closing Date. At the Closing Date, the Seller shall execute and deliver to the Buyer Articles of Amendment changing its name and which the Buyer shall cause same to be filed with the Secretary of State of Delaware and Massachusetts as of the Closing Date. The Buyer agrees (i) that all material of Buyer shall delete all reference to being a subsidiary of Matec and (ii) for a period of one
(1) year from the Closing Date to include the statement formerly a subsidiary of Matec Corporation on any promotional materials.

      10.  Representations and Warranties of the Seller.  The
Seller represents and warrants to the Buyer as follows:

           (a) Organization; Good Standing; Power; etc. The Seller is a duly organized, validly existing corporation in good standing under the laws of the State of Delaware and as a foreign corporation in the Commonwealth of Massachusetts. The Seller has the corporate power, authority and capacity to own, lease and operate its properties, and to carry on its business as and where the same is now being conducted.

           (b) Authorization. The Seller has the requisite corporate power, authority and capacity to enter into this Agreement and to perform all of its obligations hereunder. All corporate proceedings required to be taken by the Seller to authorize the execution and delivery of this Agreement and the performance of the Sellers obligations hereunder have been duly taken, and this Agreement constitutes the legal, valid and binding obligation of the Seller, enforceable against it in accordance with its terms.

           (c) Consents. No permit, consent, approval, or authorization of any governmental authority or any other Person on the part of the Seller is required in connection with the execution or delivery by the Seller of this Agreement or the consummation of the transactions contemplated hereby, except for the tax waiver referred to in Section 8(a)(iv) above.

           (d) Adequacy of and Title to Property and Assets. Except for liens in favor of Massachusetts Capital Resource Company and BankBoston, N.A., the Seller has good and marketable title to all of the Purchased Assets, none of which are subject to a mortgage, pledge, lien, security interest, lease, charge, encumbrance or conditional sale or other title retention agreement. Documents to release such liens will be delivered to the Buyer on or prior to the Closing Date.

           (e) Agreements, etc. There are no agreements, contracts, leases or other outstanding commitments involving remaining payments in excess of $2,500.00 pertaining to the Purchased Assets except as set forth in Exhibit I.

           (f)  ERISA.

                (i) There are no employee benefit plans, programs and arrangements (as defined in Section 3(3) of ERISA, hereinafter the Employee Benefit Plans) sponsored or maintained for the benefit of any current or former employee, officer or director of the Seller for which the Buyer is intended to be a successor employer to the Seller for such Employee Benefit Plans. Further, the Seller and the Buyer agree that no Employee Benefit Plan sponsored or maintained by the Buyer is intended to be and no such plan shall be a successor plan to any Employee Benefit Plan of the Seller.

               (ii) The Seller has complied in form and in operation in all material respects with ERISA and the Internal Revenue Code of 1986, as amended, and any and all regulations promulgated thereunder.

              (iii) The Seller confirms that it has and will continue to comply with all Massachusetts requirements relating to employee notification for group medical coverage and the Employee Benefits
Plans.

           (g) Financial Statements. The Financial Statements and Base Balance Sheet present fairly the financial position and results of operations of the Seller, as of the dates and for the periods indicated, and have been prepared in accordance with generally accepted accounting principles applied on a consistent basis except for the lack of footnotes.

           (h) Litigation, etc. There is no suit, action or litigation, administrative hearing, arbitration, labor controversy, warranty claim, governmental inquiry, investigation or other proceeding or claim (including environmental or land use proceedings) pending or, to the Sellers knowledge, threatened against or relating to the Seller except as set forth in Exhibit J. There are no judgments, consent decrees or injunctions against, affecting or binding upon the Seller. The Seller is in compliance with all laws, ordinances, requirements, orders and regulations applicable to it, the violation of which would have a material adverse effect on the business of the Seller or on the ability of the Seller to consummate the transactions contemplated hereby.

           (i) Taxes. The Seller has duly filed all federal, state, local and foreign tax returns which were required to be filed by it, and all such returns are true and correct. The Seller has paid all taxes when due pursuant to such returns or pursuant to any assessments received by it or which it is obligated to withhold from amounts owing to any employee, creditor or third party. The Seller has an audit scheduled with the Commonwealth of Massachusetts during June, 1998 and with the Internal Revenue Service in July, 1998 and Seller shall be liable for all penalties, interest and taxes determined to be due from said audits. All monies required to be withheld by the Seller from employees for income taxes, Social Security and unemployment insurance taxes have been collected or withheld, and accrued, reserved against, and entered upon the books of the Seller and, if not paid to date, shall be paid by the Seller on a timely basis.

           (j) No Material Adverse Change. Since the Base Balance Sheet, there has been no material adverse change in the business of the Seller, nor is there any fact or condition which exists which is reasonably likely to materially adversely affect the Seller, which has not been disclosed in this Agreement.

           (k) Intellectual Property. All of the representations set forth in this Section 10(k) are only to the Sellers knowledge, whether that qualification is specifically set forth in any given representation or not.

          (i) Except as described in Exhibit K, Seller has exclusive ownership, or exclusive license to use, of all patent, copyright, trade secret, trademark, or other proprietary rights (collectively, Intellectual Property) used or to be used in the business of Seller as presently conducted. Sellers rights in all of such Intellectual Property are freely transferable. There are no claims or demands of any other person pertaining to any of such Intellectual Property and no proceedings have been instituted, or are pending or threatened, which challenge the rights of Seller in respect thereof. Seller has the right to use, free and clear of claims or rights of other persons, all customer lists, designs, manufacturing or other processes, computer software, systems, data compilations, research results and other information required for or incident to its products or its business as presently conducted.

           (ii) All patents, patent applications, trademarks, trademark applications and registrations and registered copyrights which are owned by or licensed to Seller or used by Seller in its business as presently conducted, and all other items of Intellectual Property which are material to the business or operations of Seller, are listed in Exhibit K. All of such patents, patent applications, trademark registrations, trademark applications and registered copyrights have been duly registered in, filed in or issued by the United States Patent and Trademark Office, the United States Register of Copyrights, or the corresponding offices of other jurisdictions as identified on said Exhibit, and have been properly maintained and renewed in accordance with all applicable provisions of law and administrative regulations in the United States and each such jurisdiction.

           (iii) All licenses or other agreements under which Seller is granted rights in Intellectual Property are listed in Exhibit K. All said licenses or other agreements are in full force and effect, there is no material default by any party thereto, and, except as set forth on Exhibit H, all of Sellers rights thereunder are freely assignable. To the knowledge of Seller, the licensors under said licenses and other agreements have and had all requisite power and authority to grant the rights purported to be conferred thereby. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer or will be provided prior to the Closing Date.

            (iv) All licenses or other agreements under which Seller has granted rights to others in Intellectual Property owned or licensed by Seller are listed in Exhibit K. All of said licenses or other agreements are in full force and affect, there is no material default by any party thereto, and, except as set forth on Exhibit H, all of Sellers rights thereunder are freely assignable. True and complete copies of all such licenses or other agreements, and any amendments thereto, have been provided to Buyer or will be provided prior to the Closing Date.

           (v) The present business, activities and products of Seller do not infringe any Intellectual Property of any other person. No proceeding charging Seller with infringement of any adversely held Intellectual Property has been filed or is threatened to be filed. To Sellers knowledge, there exists no unexpired patent or patent application which includes claims that would be infringed by or otherwise adversely affect the products, activities or business of Seller. Seller is not making unauthorized use of any confidential information or trade secrets of any person, including without limitation any former employer of any past or present employee of Seller. Except as set forth in Exhibit K, neither Seller nor, to the knowledge of Seller, any of its employees have any agreements or arrangements with any persons other than Seller related to confidential information or trade secrets of such persons or restricting any such employees engagement in business activities or any nature. The activities of Sellers employees on behalf of Seller do not violate any such agreements or arrangements known to Seller which any such employees have with other persons.

           (l) Warranty of Other Claims. To the best of the Sellers knowledge, there are no existing or threatened product liability, warranty or other similar claims, or any facts upon which a material claim of such nature could be based, against Seller for products or services which are defective or fail to meet any product or service warranties except as disclosed in Exhibit L. No claims has been asserted against Seller for renegotiation or price redetermination of any business transaction.

           (m) Inventories. All inventory of the Seller is located at its address first above written or at certain off-site locations which have been disclosed to Buyer in writing.

           (n) Company Actions. Since the date of the Base Balance Sheet, the Seller has operated its business in the ordinary course.

           (o) Deliveries. The Seller has delivered or shall make available to the Buyer true, correct and complete copies of the by-laws, articles of incorporation and organizational documents of the Seller and if embodied in written form, all leases, licenses, agreements, plans, financial statements, tax returns, Business Property Rights, insurance policies and other information relevant to this transaction.

           (p) Undisclosed Liabilities. Except as reflected or reserved against on the Financial Statements or the Base Balance Sheet, as of the date hereof, to the Sellers knowledge, there are no material liabilities or obligations of the Seller of a type that would be required to be set forth on a balance sheet prepared in accordance with generally accepted accounting principles consistently applied or in the notes thereto.

           (q) Environmental Compliance. To the extent applicable to Sellers business operated in the ordinary course and the best of its knowledge, the Seller is in compliance with all applicable federal, state and local laws and regulations relating to pollution control and environmental contamination, including, without limitation, all laws and regulations governing the generation, use, collection, treatment, storage, transportation, recovery, removal, discharge or disposal of oil and hazardous materials (as defined below) and all laws and regulations with regard to record keeping, notification, and reporting requirements respecting oil and hazardous materials. The Seller has not received any notice of, or been subject to, any administrative or judicial proceeding pursuant to such laws or regulations either now or at any time during the past three (3) years. To the best of the Sellers knowledge, there are no present facts or circumstances that could form the basis for the assertion of any claim against the Seller relating to environmental matters, including, without limitation, any claim arising from past or present environmental practices asserted under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 (CERCLA), the Resource Conservation and Recovery Act (RCRA) or any other federal, state or local environmental statute. For purposes of this Section 9(q), the term hazardous materials means materials defined as hazardous substances, hazardous wastes or solid wastes in CERCLA, RCRA and in any similar federal, state or local environmental statute. Without limitation, the Seller shall remove and dispose of all barrels of hazardous materials located at or around its place of business.

           (r) Brokers. There is no broker or finder or other Person who would have any valid claim against the Seller for a fee, commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding, arrangement or action by the Seller. The Seller hereby agrees to save the Buyer harmless and agree to indemnify the Buyer from any Loss or Litigation Expense incurred by the Buyer on account of a claim by a broker, finder, or any other Person arising out of this Agreement or the transactions contemplated hereby as a result of any agreement, understanding, arrangement, or action by the Seller.

           (s) Retained Liabilities. All Retained Liabilities will be paid by the Seller in accordance with their terms.

      11. Representations and Warranties of the Buyer. The Buyer represents and warrants to the Seller as follows:

           (a) Organization; Good Standing; Power. The Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The Buyer has the requisite power, authority and capacity to own, lease and operate its properties and to carry on its intended business. The Buyer was formed for the purpose of engaging in, and has not engaged in or conducted any business other than in connection with, the transactions contemplated by this Agreement. The Buyer has no liabilities other than any liabilities incurred in connection with the transactions contemplated by this Agreement.

           (b) Authorization. The Buyer has the requisite power, authority and capacity to enter into this Agreement and the Note and Security Agreement when executed and to perform all of its obligations hereunder and thereunder. The Buyer has duly taken or will have duly taken all necessary action to approve this Agreement, the Note and the Security Agreement and the performance of its obligations hereunder and thereunder. This Agreement and each of the Note and Security Agreement when duly executed will constitute the legal, valid and binding obligation of the Buyer enforceable against it in accordance with their terms.

           (c) Litigation. There is no suit, action or litigation, administrative hearing, governmental inquiry, investigation, arbitration or other proceeding pending or, to the Buyers knowledge, threatened against or relating to the Buyer that would hinder Buyers ability to perform under this Agreement.

           (d) Consents. No permit, consent, approval, or authorization of any governmental authority or any other Person on the part of the Buyer is required in connection with the execution or delivery by the Buyer of this Agreement or the consummation of the transactions contemplated hereby.

           (e) Brokers. There is no broker or finder or other Person who would have any valid claim against the Buyer for a fee, commission or brokerage in connection with this Agreement or the transactions contemplated hereby as a result of any agreement, understanding, arrangement or action by the Buyer. The Buyer hereby agrees to save the Seller harmless and agrees to indemnify the Seller from any Loss or Litigation Expense incurred by the Seller on account of a claim by some other broker, finder, or other Person arising out of this Agreement or the transactions contemplated hereby as a result of any agreement, undertaking, arrangement, or action by the Buyer.

      12.  Conduct and Transactions Prior to Closing.

          (a) Access to Records and Properties. From and after the date hereof, the Seller and the Buyer shall afford each other and their representatives, free and full access at all reasonable times during normal business hours to the assets, properties, books and records of the Seller in order that the Buyer may have full opportunity to make investigations of the Sellers assets and affairs, and to such additional financial and operating data and other information about the Sellers assets and business as the Buyer shall from time to time reasonably request. In conducting its investigations, the Buyer agrees not to unreasonably interfere with the conduct of the Sellers business. If for any reason the transactions contemplated herein are not consummated, the Buyer will promptly return to the Seller, all records and information concerning the Seller.

           (b) Operation of Business. From the date hereof until the Closing Date, the Seller shall operate its business as currently operated, maintaining inventory and sales costs at levels consistent with Sellers operation through the date of the Base Balance Sheet. The Seller shall use its best efforts to preserve intact its current business organization and its relationships with suppliers, customers, employees and other Persons having material dealings with it. Notwithstanding the foregoing, Seller shall not be responsible for any breach of the foregoing caused by or at the direction of Buyer or any of its stockholders.

      13. Conditions Precedent to the Obligations of the Seller. All obligations of the Seller under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, which conditions may be waived only by the Seller:

           (a) The representations and warranties of the Buyer herein contained shall be true and correct as of the date hereof and shall continue to be true and correct as of the Closing Date with the same force and effect as though made as of the Closing Date except as otherwise contemplated by this Agreement and for any representations and warranties that speak as of a specific date.

           (b) The Buyer shall have performed or complied with all the obligations, agreements and covenants of the Buyer herein contained to be performed by it prior to or as of the Closing Date.

           (c) The Buyer shall have delivered to the Seller the items set forth in Section 8(b).

           (d) No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced, and no investigation by any governmental or regulatory authority shall have been commenced, seeking to restrain, prevent or change the transactions contemplated hereby or seeking judgments against the Buyer awarding substantial damages which would materially impact the transactions contemplated hereby;

          (e) The Buyer and Seller shall have entered into the lease contemplated by Section 14(e) hereof on terms reasonably acceptable to Seller.

      14. Conditions Precedent to the Obligations of the Buyer. All obligations of the Buyer under this Agreement are subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions, which conditions may be waived only by the Buyer:

           (a) The representations and warranties of the Seller herein contained shall be true and correct as of the date hereof and shall continue to be true and correct as of the Closing Date with the same force and effect as though made as of the Closing Date except as otherwise contemplated by this Agreement and for any representations and warranties that speak as of a specific date.

           (b) The Seller shall have performed or complied with all the obligations, agreements and covenants herein contained to be performed by them prior to or as of the Closing Date.

           (c) The Seller shall have delivered to the Buyer the items set forth in Section 8(a).

           (d) No action, suit or proceeding by or before any court or any governmental or regulatory authority shall have been commenced, and no investigation by any governmental or regulatory authority shall have been commenced, seeking to restrain, prevent or change the transactions contemplated hereby or seeking judgments against the Seller awarding substantial damages which would materially impact the transactions contemplated hereby.

           (e) Buyer and Seller entering into a five (5) year lease with two (2) four (4) year options relative to Buyers use of that portion of the building owned by the Seller located at 56 Hudson Street, Northborough, Massachusetts (the Building) currently occupied by Sellers operation and storage (the Leased Area) on terms reasonably acceptable to Buyer, which lease shall contain the following terms and conditions:

                (i) The annual rent for the Leased Area during the first year of the lease shall be $66,836.00. The rent shall increase each year by a factor of not more than two (2%) percent of the previous years rent;

               (ii) The Seller shall be responsible for the payment of the cost of heat and electrical service to the Leased Area so long as the business conducted is substantially similar to the business presently operated by the Seller;

              (iii) The Buyer shall be responsible for and shall pay a pro rata portion (based on square footage) of any increase in real estate taxes assessed to the property of which the Leased Area is a part over and above the real estate taxes assessed for fiscal 1998;

              (iv) The Buyer shall be provided a right to add additional area in the Building to the Leased Area (as same becomes available as the leases for the tenants existing as of the Closing Date expire or said tenants otherwise vacate the Building) upon the same terms and conditions (with additional rent based on pro rata square foot rent) as set forth in the lease between Buyer and Seller;

                (v) Buyer, at its cost, shall have the right to make improvements and alterations to the Leased Area in accordance with all applicable laws and regulations, including additions to the Building on land of the Seller, subject to Sellers reasonable review and approval, as may be deemed necessary by Buyer for the conduct of Buyers business.

               (vi) Buyer shall be granted by Seller an option to purchase the Building and all land associated therewith, together with an approximately 15,000 square foot parcel of land opposite the Building and currently used for parking, for a total purchase price of $500,000.00, plus the unamortized portion of any capital repairs and improvements made to the building by Seller during the term of the lease having an original cost of not less than $10,000.00. The conveyance of the parking area parcel shall be subject to an adequate right of way to be established by mutual agreement of the parties adequate to provide Seller access to the remaining land of Seller northerly of the parking area;

              (vii) The option to purchase referred to above shall include the option to purchase the two lots northerly of 56 Hudson Street, Northborough, Massachusetts, being shown on Northborough Assessors Map 67 as Lots 17 and 18 (the Lots). In the event Buyer exercises the option to purchase the Lots, the purchase price shall be determined by each party obtaining an MAI appraisal of the Lots for the highest and best permitted use and, provided the appraisals are within fifteen (15%) percent of each other, the appraisal values shall be averaged to determine the purchase price. If the appraisals are more than fifteen (15%) percent apart, the appraisers shall retain a third appraiser (which cost shall be shared by the Buyer and the Seller) and the results of the three appraisals will be compared so that the two appraisals closest in value will be averaged to determine the purchase price. The option to purchase the Lots may not be exercised without simultaneously exercising the option contained in Section 14(e)(vi).

           (f) Buyer entering into a mutually acceptable non-exclusive manufacturing/sales agreement for Buyer to market and sell the Transducer Devices manufactured by Valpey-Fisher, which agreement shall include discount purchase price from published list price based on volume and delivery scheduling and pricing on custom designs on terms equivalent to the most favored offered to any customer; and

           (g) Buyer obtaining conventional term financing from a lending institution in an amount of not less than $1,000,000.00, on terms and conditions reasonably acceptable to the Buyer.
The Buyer agrees to use its best efforts to cause each of the conditions set forth in Section 14 to be satisfied on or before August 3, 1998.

      15.  Indemnification; Survival.

            (a) Indemnification by the Buyer. The Buyer shall indemnify and save harmless the Seller, officers and directors of the Seller and their respective successors and assigns from, against, for and in respect of:

                (i) any Loss incurred or required to be paid because of (A) the breach of any representation, warranty, covenant or agreement of the Buyer in this Agreement or (B) the failure of Buyer to fulfill any of the Assumed Liabilities.

               (ii) any Loss incurred by Seller from the use or operation of the Purchased Assets from or after the Closing Date, including, without limitation, any product liability claims arising from sales after the Closing Date;

              (iii) any Litigation Expense incurred or required to be paid in connection with any matter indemnified against in Section 15(a)(i) or 15(a)(ii) hereof, except for Litigation Expense incurred in any claim, action, suit or proceeding brought by a party indemnified under Section 15(a)(i) or 15(a)(ii) hereof seeking indemnification hereunder in which there is not either a settlement or a final determination that such indemnified party is entitled to indemnification hereunder.

           (b) Indemnification by the Seller. The Seller shall indemnify and save harmless the Buyer, and its respective successors and assigns from, against, for and in respect of:

                (i) any Loss incurred or required to be paid because of the breach of any representation, warranty, covenant or agreement of the Seller in this Agreement.

               (ii) any Loss incurred or required to be paid because of a failure by the Seller to pay, perform or discharge when due any of its liabilities or Retained Liabilities;

              (iii) any Litigation Expense incurred or required to be paid in connection with any matter indemnified against in Section 15(b)(i) or 15(b)(ii) hereof, except for Litigation Expense incurred in any claim, action, suit or proceeding brought by a party indemnified under Section 15(b)(i) or 15(b)(ii) hereof seeking indemnification hereunder in which there is not either a settlement or a final determination that such indemnified party is entitled to indemnification hereunder;

               (iv) any Litigation Expense incurred or required to be paid in connection with any of the litigation described in Exhibit J, subject to the terms of Exhibit J.

           (c) Survival. Except for obligations under Sections 15(a)(i)(B), 15(a)(ii) or 15(b)(ii), the representations, warranties, covenants and agreements of the parties hereto (including indemnification obligations of the parties hereunder with respect to all Losses and Litigation Expense incurred or required to be paid) shall survive the execution and delivery of this Agreement for a period of two (2) years.

           (d) Notice. The indemnified party shall use its best efforts to give prompt written notice to the indemnifying party or parties of any claim or event known to it which does or may give rise to a claim by the indemnified party against the indemnifying party or parties based on this Agreement, stating the nature and basis of said claims or events and the amounts thereof, to the extent known, and the indemnifying party shall have a reasonable opportunity to contest said claim at its own expense, with the cooperation of the indemnified party. Failure to give notice within thirty (30) days shall reduce the indemnifying party's indemnification obligation to the extent the defense of such claim is impaired or the amount of damages is increased.

           (e) Limitation of Liability. Notwithstanding the foregoing provisions of this Section 15, none of Buyer, Principal Stockholders and any other Person shall be entitled to any relief against Seller arising from any breach of any of the representations, warranties or other statements contained in this Agreement or any document contemplated hereby, and none of such Persons shall be entitled to rely on any such representation, warranty or other statement, with respect to any condition, event or omission (i) of which any of the Buyer, the Principal Stockholders or the other stockholders of the Buyer had knowledge prior to the Closing Date or (ii) which arose from any inaccuracy in or omission from the certificate referred to in Section 8(b)(xi) above.

           (f) Limitations of Indemnification. Notwithstanding any other provision of this Agreement, (i) neither Buyer nor Seller nor any other Person may assert any claim for indemnification or any Loss unless the fact that gives rise to such claim gives rise to Loss in excess of One Thousand Dollars ($1,000.00) (excluding litigation expenses and attorneys fees incurred solely for purposes of making a determination under this clause), and in that event the obligation of Seller or Buyer or Principal Stockholders together, as the case may be, shall apply only to the amount of the Loss in excess of One Thousand Dollars ($1,000.00), (ii) neither the Buyer nor the Seller nor any other Person may assert any claim for indemnification of any Loss unless the aggregate amount for which Seller or Buyer or Principal Stockholders together, as the case may be, would have had an indemnification obligation under this Agreement (but for the operation of this clause) exceeds Twenty-Five Thousand Dollars ($25,000.00), and in that event the obligation of Seller or Buyer or Principal Stockholders together, as the case may be, shall apply only to the amount of the Loss in excess of Twenty-Five Thousand Dollars ($25,000.00), and (iii) in no event shall the aggregate amount paid by Seller to Buyer and any other Person or by Buyer and the Principal Stockholders to the Seller and any other Person for indemnification of Losses exceed Six Hundred Thousand Dollars ($600,000.00). The dollar thresholds set forth in this subsection have been negotiated for the special purpose of the provisions to which they relate and are not to be taken as evidence of the level of materiality for purpose of any other provisions of this Agreement or any statutory or any other law that may be applicable to the transactions contemplated by this Agreement under which a level of materiality might be an issue. The limitations contained in the Section 15(f) shall not apply to any indemnification obligation arising pursuant to Section 15(a)(i)(B), 15(a)(ii) or 15(b)(ii).

           (g) Setoff. If at any time the Seller has an indemnification obligation under this Section 15, the Seller may, at its option, setoff and apply such obligation to reduce the amount due to the Seller under the Note.

           (h) Exclusive Remedy. The indemnification provisions set forth in this Section 15 shall constitute the exclusive remedy for Seller, Buyer, Principal Stockholders, and the other Persons entitled to indemnification hereunder for any alleged breach or default by any party to this Agreement under this Agreement or in connection with or relating to the transactions contemplated by this Agreement except for
(i) claims based upon fraud or willful misconduct and (ii) claims for specific performance.

       16. Termination. Notwithstanding anything to the contrary herein, this Agreement may be terminated and the transactions contemplated hereby may be abandoned prior to closing:

           (a) by the mutual consent of the Seller and the Buyer at any time prior to the Closing Date;

           (b) by the Buyer if there exists a material breach of any representation, warranty, covenant or agreement made to the Buyer under this Agreement (which breach is not cured upon 15 days written notice) or if any condition to the obligations of the Buyer hereunder becomes impossible to fulfill in any material way and is not waived by Buyer;

           (c) by the Buyer if the due diligence performed by the Buyer discloses, in the exercise of the Buyers reasonable discretion, that the condition of the Seller is materially different than represented in the Financial Statements.

           (d) by the Seller if any condition of the obligations of the Seller hereunder becomes impossible to fulfill in any material way and same is not waived by the Seller;

           (e) by the Seller if there exists a material breach of any representation, warranty, covenant or agreement made to the Seller (which breach is not cured upon 15 days written notice);

           (f) by either Seller or Buyer if the Closing has not occurred by August 3, 1998.

       17. Amendments; Waivers, etc. This Agreement may be amended, modified and supplemented only by written agreement of the parties hereto.

       18. Expenses. Except as otherwise provided in this Section 18 or elsewhere in this Agreement, each party hereto shall bear all of its own expenses, including, without limitation, the fees and disbursements of its counsel.

       19. Notices, etc. All notices, consents, demands, requests, approvals and other communications which are required or may be given hereunder shall be in writing and shall be deemed to have been duly given (a) when delivered personally, (b) if sent by facsimile, when receipt thereof is acknowledged at the facsimile number below, (c) the second day following the day on which the same has been delivered prepaid to a national air courier service, or (d) three business days following deposit in the mails registered or certified, postage prepaid, in each case, addressed as follows:

     if to the Seller:        MATEC Corporation
                              75 South Street
                              Hopkinton, MA  01748
                              Attention:  Michael J. Kroll
                              Fax:  (508) 435-4496

      with a copy to:         Mirick, O'Connell, DeMallie & Lougee, LLP
                              1700 BankBoston Tower
                              100 Front Street
                              Worcester, MA  01608
                              Attention:  David L. Lougee, Esq.
                              Fax:  (508) 791-8502
      if to the Buyer:         Northboro Acquisition Corp.
                               56 Hudson Street
                               Northboro, Massachusetts 01532
                               Attention:  Kenneth C. Bishop
                               Fax:

      with a copy to:          Fletcher, Tilton and Whipple, P.C.
                               The Guaranty Building
                               370 Main Street, 12th Floor
                               Worcester, Massachusetts 01608-1771
                               Attention:  Mark L. Donahue, Esq.
                               Fax:  (508) 791-1201

or to such other Person or Persons at such address or addresses as may be designated by written notice hereunder.

       20. Assignment. No party may assign or convey this Agreement or any of their respective rights or obligations hereunder to any other party.

       21. Applicable Law. This Agreement shall be governed by and construed and interpreted in accordance with the laws of the Commonwealth of Massachusetts without giving effect to conflict of laws principles thereof.

       22. Entire Agreement. This Agreement and all Exhibits and Schedules hereto embody the entire agreement and understanding of the parties hereto and supersede any prior agreement or understanding between the parties.

       23. Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same document.

       24. Headings. Headings of the Sections in this Agreement are for reference purposes only and shall not be deemed to have any substantive effect.

       25. Binding Effect. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, administrators, executors, successors and assigns to the extent permitted; provided, however, that nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective authorized successors and assigns, any rights and remedies, obligations or liabilities under or by reason of this Agreement.

       26. Post-Closing Covenants. From and after the Closing Date, the Buyer shall afford the Seller and its representatives access to the records of the Seller purchased by the Buyer during normal business hours to the extent reasonably requested by the Seller. Buyer shall make available the business records of the Seller being purchased for the purposes of any tax audits of the Commonwealth of Massachusetts or
the Internal Revenue Service.   From and after the Closing Date, the
Buyer shall make available Gene Murray (to the extent employed by the Buyer) for the purposes of assisting the Seller in tax audits scheduled in 1998.

       IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement as of the date first above written.

                                       SELLER:

                                       MATEC INSTRUMENTS, INC.


                                       By:

                                          Ted Valpey, Chairman

                                       MATEC APPLIED SCIENCES, INC.


                                       By:

                                          Ted Valpey, Chairman

                                       BUYER:

                                       NORTHBORO ACQUISITION CORP.

                                       By:

                                          Kenneth C. Bishop, President

     The exhibits to the Asset Purchase Agreement are not included herewith. Registrant hereby undertakes and agrees to furnish a copy of each such exhibit to the Securities and Exchange Commission upon request.